Exhibit 10.1

February 23, 2006

Computer Software Innovations, Inc.

1661 East Main Street

Easley, SC 29640

Loan Number: 292950300101001

Re:	Promissory Note from Computer Software Innovations, Inc. (“Borrower”) to RBC Centura Bank (“RBC Centura”), dated March 14, 2005, in the original principal amount of $3,000,000.00.

Dear Nancy K. Hedrick:

The loan (“Loan”) evidenced by the above-referenced promissory note matures on March 01, 2006 (“Maturity Date”). On the Maturity Date, a final payment of the entire balance of principal, interest, fees, premiums, charges and costs and expenses then outstanding on the Loan will be due and payable in full. The Borrower has requested that RBC Centura extend the Maturity Date for a period of 60 days, until May 01, 2006 (“Extended Maturity Date”). By this letter, RBC Centura is extending the Maturity Date of the Loan to the Extended Maturity Date.

Between the Maturity Date and the Extended Maturity Date, Borrower will continue to pay to RBC Centura monthly payments of interest. The amount of the monthly payments will be the same as, or determined under the same terms and conditions as, the monthly payments required to be made by Borrower on the Loan prior to the Maturity Date.

On the Extended Maturity Date, a final payment of the entire balance of principal, interest, fees, premiums, charges and costs and expenses then outstanding on the Loan will be due and payable in full by Borrower to RBC Centura, as provided in the above referenced promissory note.

Except for the extension of the Maturity Date and continuation of payments under the Loan as provided in the preceding paragraph of this letter, (i) the terms and conditions of the Loan remain unchanged and in full force and effect and (ii) Borrower and all other persons shall continue to perform under and abide by the terms and conditions of all instruments, agreements and other documents executed or delivered by Borrower or such other persons in connection with the Loan, including, but not limited to, the promissory note identified above and any loan agreement, security agreement, guaranty agreement, and mortgage, deed to secure debt, deed of trust or other real property security agreement (“Loan Documents”).

By granting Borrower the extension set forth in this letter, RBC Centura does not waive and is not waiving any of its rights and remedies under the Loan Documents or otherwise as against the Borrower, or as against any guarantor, surety, accommodation party or other person obligated either directly or indirectly on the Loan or under any of the Loan Documents.

The extension granted by this letter does not constitute a novation of the Loan or any of the Loan Documents; Borrower and all other persons directly or indirectly liable to RBC Centura under any one or more of Loan Documents shall continue to remain liable to RBC Centura to the same extent as now set forth in the Loan Documents, as modified by the extension granted in this letter; and RBC Centura’s collateral and other security now held for the Loan and the lien priority thereof shall not be affected or diminished by the extension granted in this letter.

Please call me with any questions or concerns.

Sincerely yours,

RBC CENTURA BANK

By:	/s/ Charlie Arndt
Name:	Charlie Arndt
Title:	Account Manager